Exhibit 10.1

PRESS RELEASE

Magic Software Reports Strong Results for Q1 2010: Revenues of $19.7M;
Net Income More than Doubles to $2.1M (Non-GAAP) and $1.9M (GAAP)

Or-Yehuda, Israel, April 26, 2010 – Magic Software Enterprises Ltd. (NASDAQ: MGIC), a global provider of application platforms and business and process integration solutions, today announced its financial results for the first quarter ended March 31, 2010.

Financial Highlights for the First Quarter

•	Operating income on a non-GAAP and GAAP basis more than doubled to $2.0 million and $1.8 million respectively, compared to the first quarter of 2009.

•	Net income increased twofold to $2.1 million (non-GAAP) and $1.9 million (GAAP), compared to the first quarter of 2009.

•	Revenues reached $19.7 million; an increase of 43% compared to the first quarter of 2009.

•	Operating cash flow for the quarter amounted to $6.7 million.

•	Total cash and cash equivalents, short-term bank deposits and short term investments in marketable securities as of March 31, 2010 amounted to $24.6 million.

For the quarter ended March 31, 2010, total revenues were $19.7 million, with net income of $1.9 million, or $0.06 per diluted share. This compares with revenues of $13.8 million and net income of $0.7 million, or $0.02 per diluted share, for the same period last year.

Operating income was $1.8 million for the first quarter of 2010. This compares to operating income of $0.7 million for the same period last year.

Total cash and cash equivalents, short-term bank deposits and short term investments in marketable securities as of March 31, 2010 was $24.6 million following the payment of a cash dividend during the first quarter of approximately $16.0 million (or $0.50 per share), and an $8.0 million payment towards the purchase of the assets of an IT services company. This compares to $41.9 million as of December 31, 2009.

Management Commentary

“We are pleased to report strong revenues and operating income for the quarter resulting from the growing demand for our software solutions. The number of new customers using our products increased during the quarter and we improved sales of software licenses,” said Guy Bernstein, acting chief executive officer of Magic Software. “Additionally, our most recent acquisition of the assets of an IT services company positively impacted the quarter and contributed to both our top and bottom lines.”

“The operational changes implemented in 2009 and our technology roadmap enables us to offer enterprise customers, ISVs and other partners a significant competitive advantage in their markets. As the cloud market continues to mature, we are well positioned to play a leading role, offering effective technologies for building, deploying and integrating client/server, mobile, rich internet and cloud-based applications,” concluded Mr. Bernstein.

Summary of the Quarter

•	Increased number of new customers and license sales for uniPaaS and iBOLT worldwide, with improved sales in Japan and the US.

•
Emphasis on projects that use both uniPaaS and iBOLT platforms grew, particularly in mobile applications and specific industry verticals. Examples include Vishay Intertechnology, a Fortune 1000 company that acquired both uniPaaS and iBOLT to build and deliver a single unified customer-facing interface.

•	Gained significant media exposure for our mobile enterprise application platform from publications including IT Advisor and Channel PRO.

•
Customer and media attention for our cloud-enabled application platform offering increased, including coverage from well-respected IT media publications including The Sunday Times and Business Cloud 9.

•	Signed new iBOLT partners including Forza Consulting in the Netherlands, Ábaco in Portugal, and both AZTEKA and Accantum in Germany.

•	Acquired the assets of a US-based IT services company through our subsidiary CoreTech to expand our customer penetration in the US market.

Non-GAAP Financial Measures

This release includes non-GAAP operating income, net income and basic and diluted earnings per share. These non-GAAP measures exclude the following items:

-	In-process research and development capitalization and amortization and;

-	Equity-based compensation expense.

Magic Software’s management believes that the presentation of non-GAAP measures provide useful information to investors and management regarding financial and business trends relating to the Company’s financial condition and results of operations as well as the net amount of cash generated by its business operations after taking into account capital spending required to maintain or expand the business.

These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. Magic Software believes that non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with Magic Software’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Magic Software’s results of operations in conjunction with the corresponding GAAP measures.

Please refer to the Reconciliation of Selected Financial Metrics from GAAP to Non-GAAP tables below.

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About Magic Software
Magic Software Enterprises Ltd. (NASDAQ: MGIC) is a global provider of multi-channel and cloud-enabled application platform solutions – including client/server, Rich Internet Applications (RIA) and mobile - and business and process integration solutions. Magic Software has 13 offices worldwide and a presence in over 50 countries with a global network of ISV’s, system integrators, value-added distributors and resellers and consulting and OEM partners. The company’s award-winning code-free solutions give partners and customers the power to leverage existing IT resources, enhance business agility and focus on core business priorities.  Magic Software’s technological approach, product roadmap and corporate strategy are recognized by leading industry analysts. Magic Software has partnerships with global IT leaders including SAP AG, salesforce.com, IBM and Oracle. For more information about Magic Software and its products and services, visit www.magicsoftware.com, and for more about our industry related news, business issues and trends, read the Magic Software Blog.

Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product conditions, both here and abroad, release and sales of new products by strategic resellers and customers, the integration of newly acquired IT services assets and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

Magic is the trademark of Magic Software Enterprises Ltd. All other trademarks are the trademarks of their respective owners.

Contact:
KCSA Strategic Communications
Marybeth Csaby / Rob Fink
Tel. +1 212-896-1236 / +1 212-896-1206
Email: magicsoftware@kcsa.com

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED STATEMENTS OF INCOME
U.S. dollars in thousands (except per share data)

	Three months period
	ended March 31,
	2010	2009
	Unaudited
Revenues	19,711	13,770
Cost of Revenues	11,247	6,737
Gross profit	8,464	7,033
Research and development, net	631	339
Selling, marketing and general and administrative expenses	6,079	5,954
Total operating costs and expenses	6,710	6,293
Operating income	1,754	740
Financial income, net	113	64
Other income, net	61	-
Income before taxes on income	1,928	804
Taxes on income	78	90
Net income	1,850	714

Net earnings per share attributable to Magic Software:
Basic	0.06	0.02
Diluted	0.06	0.02

Weighted average number of shares used in computing net earnings per share
Basic	31,942	31,894
Diluted	32,351	31,938

MAGIC SOFTWARE ENTERPRISES LTD.
RECONCILIATION BETWEEN GAAP AND NON-GAAP
STATEMENTS OF INCOME FOR COMPARATIVE PURPOSES
U.S. dollars in thousands (except per share data)

	Three months period
	ended March 31,
	2010	2009
	Unaudited

GAAP operating income	1,754	740
Amortization of capitalized software	950	869
Capitalization of software development	(711)	(755)
Stock-based compensation	36	56
Total adjustments to GAAP	275	170
Non-GAAP operating income	2,029	910

GAAP net income	1,850	714
Total adjustments to GAAP as above	275	170
Non-GAAP net income	2,125	884

Non-GAAP basic net earnings per share	0.07	0.03
Weighted average number of shares used in computing basic net earnings per share	31,942	31,894

Non-GAAP diluted net earnings per share	0.07	0.03
Weighted average number of shares used in computing diluted net earnings per share	32,401	31,947

MAGIC SOFTWARE ENTERPRISES LTD.
CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	March 31,	December 31,
	2010	2009
	(Unaudited)	(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	19,372	24,350
Short-term bank deposits	1,549	13,838
Available-for-sale marketable securities	3,706	3,680
Trade receivables, net	17,649	12,004
Other accounts receivable and prepaid expenses	3,196	3,869
Current assets of discontinued operation	26	27
Total current Assets	45,498	57,768

LONG-TERM RECEIVABLES:
Severance pay fund	313	404
Other Long-term receivables	794	749
Total other long-term receivables	1,107	1,153

PROPERTY AND EQUIPMENT, NET	1,801	1,762
IDENTIFIABLE INTANGIBLE ASSETS, NET	9,894	10,133
GOODWILL	24,485	16,735

TOTAL ASSETS	82,785	87,551

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Short-term credit and current maturities of long term loans	30	43
Trade payables	2,698	2,662
Accrued expenses and other accounts payable	10,476	25,159
Deferred revenues	6,825	1,569
Current liabilities of discontinued operation	294	314
Total current liabilities	20,323	29,747

NON CURRENT LIABILITIES:
Long-term loans	7	10
Liability due to aqusiotion activities	3,150	-
Accrued severance pay	519	606
Total non-current Liabilities	3,676	616

EQUITY	58,786	57,188

TOTAL LIABILITIES AND EQUITY	82,785	87,551